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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026
e-mail: ir@dssiinc.com
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DSSI RECEIVES NASDAQ STAFF DETERMINATION

-Company Requests Hearing for Continued National Market Listing; Would Move to Nasdaq SmallCap If Staff Determination is Not Reversed


MAHWAH, N.J. - December 20, 2002 - Data Systems & Software Inc. (NASDAQ NNM:
DSSI) announced today that it has received a Nasdaq Staff Determination notifying the Company that it fails to comply with the minimum stockholders' equity requirement of $10 million for continued listing, as set forth in Marketplace Rule 4450(a)(3), and that its common stock is, therefore, subject to delisting from the Nasdaq National Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. According to Nasdaq procedures, the hearing date will be set, to the extent practicable, within 45 days of the request, and DSSI will continue to trade on the Nasdaq National Market pending the Panel's decision.

DSSI currently meets all the requirements for listing on The Nasdaq SmallCap Market and would transfer its listing to The Nasdaq SmallCap Market if the Staff Determination is not reversed by the Panel.

                                       ***

ABOUT DATA SYSTEMS & SOFTWARE INC.

Data Systems & Software Inc. is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. Through its Comverge Technologies subsidiary, the Company provides energy intelligence solutions to utilities.

FOR MORE INFORMATION, CONTACT:

At  the  Company,  George  Morgenstern,  CEO, (201) 529-2026, ir@dssiinc.com. At
                                                              --------------
National  Financial  Network, Gary Geraci, Investor Relations, (781) 644-3629 or
(800)  343-4874,  garyg@otcfn.com
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This  press  release  includes  forward-looking statements, which are subject to risks and uncertainties, including risks associated with (i) the Company's appeal, including the need to demonstrate to the Panel the Company's ability to come into and maintain short-term and long-term compliance with all Nasdaq National Market maintenance standards and (ii) continued eligibility for transfer and maintenance of a listing for the Company's stock on The Nasdaq
SmallCap Market. Results of operations and/or market conditions may adversely affect the appeal process and/or the Company's eligibility to transfer the listing of its stock to The Nasdaq SmallCap Market. Actual results may vary from those projected or implied by the forward-looking statements in this release. There can be no assurance the Panel will grant the Company's request for continued National Market listing or that the Company will be able to transfer its listing to TheNasdaq SmallCap Market and maintain such listing. A more complete discussion of risks and uncertainties which may affect the Company's business generally is included in "Business-Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.


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